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EXHIBIT 99.2


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RELIANCE
BANCORP, INC.
585 STEWART AVENUE                                                (516) 222-9300
GARDEN CITY, NY 11530                                        FAX: (516) 222-1805

                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                  September 18, 1996
                                       For Information Contact:
                                       Paul D. Hagan
                                       V.P. - Chief Financial Officer
                                       (516) 222-9300 extension 286

        RELIANCE BANCORP, INC. ANNOUNCES INCREASE IN FIRST QUARTER CASH
                          DIVIDEND FOR FISCAL YEAR 1997


Garden City, New York, September 18, 1996

Reliance Bancorp, Inc. (NASDAQ/NMS:RELY), today announced that its Board of Directors has declared a regular cash dividend of $0.14 per common share for the quarter ending September 30, 1996, an increase of a $0.025, or 21.7% for the regular cash dividend paid for the first quarter of fiscal year 1996. The dividend will be payable on October 18, 1996 to stockholders of record on October 4, 1996.

Raymond A. Nielsen, President and Chief Executive Officer commented, "The Board of Directors' action to increase the cash dividend is reflective of the Company's strong cash earnings and consistent with the Company's stated objective of enhancing long term stockholder value."

Reliance Bancorp, Inc. is the holding company for Reliance Federal Savings Bank and has assets of $1.8 billion. Reliance Bancorp, Inc. and Reliance Federal Savings Bank are headquartered in Garden City, New York and operate 28 banking offices, located in the New York City metropolitan areas of Queens, Nassau and Suffolk. Reliance Federal is a consumer oriented financial institution specializing in providing deposit and credit services for its communities.